Exhibit 99.1

For Details Contact: Wendy Diddell Chief Operating Officer and GM, Richardson Healthcare Phone: (630) 208-2323 wendyd@rell.com	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA

FOR IMMEDIATE PUBLICATION

Richardson Electronics Announces

Strategic Transaction for its Richardson Healthcare

Business Unit

Majority of Richardson Healthcare Assets Sold to DirectMed Imaging

Remaining Healthcare Business to be Consolidated into the Company’s
PMT Strategic Business Unit

LaFox, IL, January 24, 2025—Richardson Electronics, Ltd. (NASDAQ: RELL), a global provider of engineered solutions for renewable energy and other power management applications, today announced the strategic asset sale of a majority of Richardson Healthcare to DirectMed Imaging (“DirectMed”). The transaction closed on January 24, 2025.

Under the terms of the transaction, Richardson Electronics sold a substantial portion of the Richardson Healthcare reportable segment to DirectMed. Additionally, Richardson Electronics entered into an exclusive 10-year global supply agreement in which Richardson will supply DirectMed with repaired Siemens CT X-ray tubes. Richardson Electronics will also continue manufacturing ALTA CT X-ray tubes for DirectMed for approximately 12 to 18 months. The remaining assets and operations of the Richardson Healthcare reportable segment, primarily CT X-ray tube manufacturing and repair, will be consolidated into the Company’s PMT reportable segment.

“Today’s announcement is aligned with our strategic priorities by reallocating assets to support our fast-growing Green Energy Solutions business. We look forward to an ongoing partnership with DirectMed, which we believe is a win-win for both companies. In addition, we believe today’s announcement will simplify our business, improve our financial model, and allow us to prioritize profitable opportunities within our higher growth markets,” said Edward J. Richardson, Chairman, CEO, and President.

Additional information on the transaction will be found in an 8-K to be filed with the U.S. Securities and Exchange Commission.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2024, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

About Richardson Electronics, Ltd.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components, including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Approximately 50% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company's strategy is to provide specialized technical expertise and "engineered solutions" based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

About DirectMed Imaging

DirectMed Imaging is a leading aftermarket diagnostic imaging parts, systems, and service provider. With over 100,000 parts in stock, the company repairs, supports, and sells GE, Siemens, Philips, and Canon/Toshiba MRI, CT, and X-ray parts to healthcare networks, imaging centers, and independent service organizations (“ISOs”) around the world. DirectMed also owns LBN Medical ApS, based in Aalborg, Denmark, a leading reseller of aftermarket medical imaging equipment and parts to customers around the world; and ScanMed, LLC, a leader in MRI coil design, manufacture, and repair. For more information, visit www.DirectMedImaging.com.

www.rell.com